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Scientific Learning Corporation
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To Our Shareholders:

2010 was a year of contrasting outcomes for Scientific Learning.  We are very disappointed to have fallen short of our financial objective of increasing sales beyond our historic 2009 results.  On the other hand, we continued to make the R&D investments necessary to realign the business, strengthen the overall organization, and better position the company for 2011 and beyond.  These initiatives are critical to our long term profitability and growth, and we are as optimistic as we have ever been about our future.

In recent years, Scientific Learning has largely depended upon its ability to close major sales opportunities in our K-12 market.  This competency worked in our favor in 2009 when education stimulus dollars were flowing to school district leadership, and it worked against us in 2010 when there was great funding uncertainty and districts struggled to keep teachers on staff, textbooks in classrooms and extra-curricular programs in place.  As evidence, our total number of K-12 transactions valued at $500,000 or more dropped from twenty in 2009 to five in 2010 and directly resulted in a decline of $18.5 million in booked sales.  The high (and largely fixed) cost of our top-down sales approach and this “lumpiness” in our top-line results have caused significant fluctuations in our earnings – a source of great frustration for both our shareholders and our employees.

Fortunately, we began tackling these challenges nearly two years ago.  In mid-2009, we began to build the team, the infrastructure and the product platform capable of supporting more sustainable growth and diversified sources of revenue so that large deals could become the upside, not the core, of our business.

The following are just a few examples of a transformation well underway:

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We have launched our new web-based SciLEARN Enterprise product platform, which is 60 times more scalable, 80 times more reliable and 3 times faster than its desktop-installed predecessor. In 2011, we expect this release to enable us to close more of the large Fast ForWord deals that eluded us last year, but more importantly, this platform is the foundation for simplified, on-demand access to current and future products across our various channels and markets.

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The recurring revenue portion of our business continued to grow, and in 2010 was 28% of our revenue.  Since 2006, when product support and maintenance was our only source of recurring revenue, we have introduced Progress Tracker and Reading Progress Indicator, live and asynchronous online training, and a Software-as-a- Service model for our international and virtual school partners.  With the introduction of SciLEARN Enterprise on-demand as a K-12 SaaS option later this year, we expect even stronger future growth for our recurring revenue business and improved margins as product subscriptions increase as a percentage of the mix.

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Evidence of the effectiveness of our programs in accelerating learning for struggling readers, English language learners and special needs students continues to grow.  In 2010, new research also showed the dramatic impact in overall student achievement when all learners are given access to our solutions.  We are seeing positive signs in U.S. K-12, direct-to-consumer, private clinics and international learning centers that the combination of improved product access, ease-of-use and proven results will provide many opportunities for growth previously unavailable to us.

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We have completely overhauled our back office operations and implemented new systems, which will allow us to pursue these various markets and opportunities in many ways that weren’t feasible for this company previously when we relied upon a patchwork of outdated business systems.

Despite a challenging funding environment in our core K-12 market, we continue to make great strides in building an organization fully equipped to pursue the many opportunities for accelerating learning that exist in the U.S. and throughout the world.  Balancing these long term objectives with important short-term financial goals has not been easy, but I am pleased with the dedication and talent of the team we have put together at Scientific Learning and our overall progress to date.  We have an aggressive plan for 2011, and I have great confidence in our ability to complete our growth initiatives and drive future success.  I look forward to updating you on our progress throughout 2011.

Thank you for your interest in Scientific Learning.  We are entirely committed to achieving the highest of expectations we all have for this company.

Sincerely,
Andy Myers
President and Chief Executive Officer

This letter to shareholders contains forward-looking statements that are subject to the safe harbor created by the federal securities laws.  Such statements include, among others, statements relating to the Company's future financial results, sales and revenue growth, timing and impact of the current and planned future releases of the new SciLEARN Enterprise platform, future levels of recurring revenue, and strategy for the future.  Such statements are subject to substantial risks and uncertainties.   Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in government budgets and the general economy); availability of funding to purchase the Company's products and generally available to schools, including the amount and duration of federal stimulus funding; unexpected challenges in product development; the acceptance of new products and product changes in existing and new markets; acceptance of subscription and other recurring offerings; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products; and other risks detailed in the Company's SEC reports, including but not limited to the 2010 Report on Form 10K (Part I, Item 1A, Risk Factors), filed March 4, 2011, contained later in this Annual Report.